EXHIBIT 11(B)
CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference into the Prospectuses and Statements of Additional Information in Post-Effective Amendment No. 103 to the Registration Statement on Form N-1A of Fidelity Hastings Street Trust: Fidelity Fifty, Fidelity Fund, and Fidelity Contrafund II of our reports dated August 3, 1998 on the financial statements and financial highlights included in the June 30, 1998 Annual Reports to Shareholders of Fidelity Fifty, Fidelity Fund, and Fidelity Contrafund II.
We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectuses and "Auditor" in the Statements of Additional Information for the aforementioned funds. /s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
August 18, 1998